Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date: Contact:	July 9, 2007 Wade F. B. Thompson or Peter B. Orthwein
THOR INDUSTRIES FILED 10Q FOR QUARTER AND 9 MONTHS;
CASH AT APPROXIMATELY $323 MILLION ON JUNE 30, 2007
Thor Industries, Inc. (NYSE:THO) announced today that the company filed its 10Q for the quarter and nine months ended April 30, 2007 on July 3, 2007 and that it is now current with its quarterly reports.
Thor chairman Wade F. B. Thompson said, “Our cash, cash equivalents, and short term investments on June 30, 2007 were approximately $323 million, a record, and up approximately $70 million from April 30, 2007. We see a very positive future for the company and maximum focus is now on our growth.”
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially differe nt results include, among others, additional issues that may arise in connection with the findings of the Audit Committee’s completed investigation and the SEC’s requests for additional information, fuel prices, fuel availability, interest rate increases, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of o ur Annual Report on Form 10-K/A for the year ended July 31, 2006. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any change in expectation of the Company after the date hereof or any change in events, conditions or circumstances on which any statement is based except as required by law.